NEWS
Tyco International Ltd.
90 Pitts Bay Road, 2nd Floor
Pembroke HM 08, Bermuda
Phone: 441-292-8674

FOR IMMEDIATE RELEASE

TYCO REPORTS FIRST QUARTER EARNINGS OF $0.34 PER SHARE

•         Income From Continuing Operations Increased 27 Percent to $719 Million

•         Cash Flow From Operating Activities of $1.0 Billion; Free Cash Flow of $736 Million

PEMBROKE, Bermuda (Feb. 3, 2004) — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today reported diluted GAAP earnings per share (EPS) of $0.34 for the first quarter of 2004, an increase of 21 percent compared with EPS from continuing operations of $0.28 in the first quarter of 2003.  The company reported revenue of $9.7 billion for the quarter, up 9 percent compared with $8.9 billion a year ago, with foreign currency contributing 7 percentage points of the increase. Income from continuing operations increased 27 percent to $719 million from $566 million in the same period last year.

                Cash flow from operating activities totaled $1.0 billion in the first quarter of 2004.  Free cash flow was $736 million in the quarter, up $600 million from the same period last year. Free cash flow is a non-GAAP financial measure and is described below.  For a reconciliation of cash flow from operating activities to free cash flow, see the attached table.

 “We had a good first quarter, driven primarily by strong revenue and operating income in our Electronics and Healthcare segments and improved operating profit in our Fire & Security segment,” said Tyco Chairman and Chief Executive Officer Ed Breen.  “We also had significantly improved free cash flow versus a year ago, demonstrating the quality of the progress we’ve made over the past year.  We’re off to a solid start in 2004, and we have a great deal of work and opportunity ahead of us as we continue to improve operating margins and transform Tyco into a world-class operating company.”

HIGHLIGHTS FROM THE QUARTER

•         Led by a 6 percent increase at Healthcare and a 3 percent increase at Electronics, the company’s organic revenue growth was 2 percent.  Organic revenue is a non-GAAP financial measure and is described below.  For a reconciliation, see the attached table.

•         The operating margin at Fire & Security improved by six-tenths of a percentage point due mostly to productivity improvements in Worldwide Security and Safety Products.

•         Electronics backlog increased more than $300 million, or 16 percent sequentially, and the quarterly book-to-bill ratio increased to 1.06.

•         Debt was reduced by $2.1 billion to $18.9 billion, and the company had cash on hand of $2.8 billion.  The debt-to-capitalization ratio was 40.4 percent at the end of the first quarter of 2004, compared with 44.3 percent last quarter.

•         The company replaced $3.5 billion of credit facilities with $2.5 billion of new credit facilities with significantly improved terms and conditions.

RESTRUCTURING PROGRAM UPDATE

Tyco announced a $390 million restructuring program in the fourth quarter of 2003 to consolidate facilities and improve operating margins.  Continued progress was made in the execution of this plan, with the closure of 47 facilities and a staffing reduction of about 1,200 employees.  In the quarter, the total charge related to this program was $51 million and the company realized $13 million of savings.

SEGMENT RESULTS

                The financial results presented in the tables below are in accordance with GAAP.  All dollar amounts are pre-tax and stated in millions.  All comparisons are to the quarter ended Dec. 31, 2002, unless otherwise indicated.

During the quarter, the company transferred the Precision Interconnect business ($152 million of annual revenue and $22 million of operating income in 2003) from the Healthcare to the Electronics segment. The results for the Tyco Global Network (TGN) have been moved from the Electronics segment to Corporate. Results for the previous periods shown in the tables below have been adjusted to reflect these moves.

Fire & Security

	Dec. 31, 2003	Dec. 31, 2002	$Change	% Change
Revenue	$2,962.1	$2,759.3	$202.8	7.3
Operating Income	$251.6	$217.2	$34.4	15.8
Operating Margin	8.5%	7.9%

                Revenue increased $203 million, with foreign currency contributing $195 million of the increase.  Higher demand in the commercial security market was partially offset by continuing weakness in non-residential construction.

The improvement in operating income and the operating margin was due to productivity savings at Worldwide Security and Safety Products, which more than offset the weakness in the Worldwide Fire business.   Performance improved in Continental Europe Security, where the business essentially broke even for the quarter.

Electronics

	Dec. 31, 2003	Dec. 31, 2002	$Change	% Change
Revenue	$2,838.1	$2,563.1	$275.0	10.7
Operating Income	$424.0	$322.8	$101.2	31.4
Operating Margin	14.9%	12.6%

Revenue increased $275 million, with foreign currency contributing $188 million.   In the connector and cable assembly businesses, revenue increased 15 percent, with foreign currency contributing nine percentage points of this increase.  Revenue growth in the connector and cable assembly businesses was partially offset by weakness in battery packs and power systems.

Operating income and the operating margin benefited from higher volume, improved TyCom performance (excluding TGN), restructuring and other credits of $20 million and continued cost reduction actions.  Results were adversely impacted by pricing pressure and higher copper and gold costs.

Healthcare

	Dec. 31, 2003	Dec. 31, 2002	$Change	% Change
Revenue	$2,180.5	$1,969.2	$211.3	10.7
Operating Income	$537.8	$443.1	$94.7	21.4
Operating Margin	24.7%	22.5%

Revenue increased $211 million with foreign currency contributing $95 million.  The growth was primarily due to stronger performance in International, Pharmaceuticals and Respiratory. With stronger performance in Asian and European markets, International revenue grew 25 percent, including 16 percentage points from foreign currency.

Operating income increased 21 percent and the operating margin expanded by 2.2 percentage points, due to increased volumes, favorable product mix and continued cost improvements, partially offset by a $10 million increase in R&D spending.

Engineered Products & Services

	Dec. 31, 2003	Dec. 31, 2002	$Change	% Change
Revenue	$1,255.6	$1,183.8	$71.8	6.1
Operating Income	$106.2	$121.0	$(14.8)	(12.2)
Operating Margin	8.5%	10.2%

Revenue increased $72 million, with a $97 million benefit from foreign currency.  Revenue was adversely impacted by continued weakness in Flow Control, which was partially offset by growth in the other businesses.  Flow Control backlog increased 9 percent sequentially in the quarter, with strong gains in the Asia/Pacific region.

Operating income and the operating margin declined due to continued pricing pressure in Flow Control and lower margins in Electrical & Metal Products.

Plastics & Adhesives

	Dec. 31, 2003	Dec. 31, 2002	$Change	% Change
Revenue	$459.7	$450.6	$9.1	2.0
Operating Income	$10.7	$43.4	$(32.7)	(75.3)
Operating Margin	2.3%	9.6%

Revenue increased $9 million, with foreign currency contributing $7 million of the increase.  Growth in films was offset by weakness in the garment hanger business.  Operating income and the operating margin declined principally due to $30 million of charges related to the restructuring program announced last quarter.

OTHER ITEMS

•         The effective tax rate was 27.0 percent versus 28.1 percent in the same period a year ago.

•         Net interest expense was $239 million, down 9 percent from $263 million in the same period a year ago.

OUTLOOK

The company’s EPS outlook for fiscal year 2004 remains unchanged, with an EPS range of $1.42 to $1.52.  This EPS outlook excludes any impact from the restructuring and divestiture programs announced last quarter.  The company’s full-year cash flow guidance also remains unchanged, with the company expecting to exceed 2003 cash flow from operating activities and free cash flow, which were $5.4 billion and $3.2 billion, respectively.

 “The economy appears to be improving consistent with our expectations for the year,” added Breen. “However, stronger performance in the industrial and non-residential construction markets remains an important factor in achieving the high end of the EPS range.”

The company expects to achieve EPS of $0.35 to $0.37 in the second quarter of 2004, excluding any impact from the restructuring and divestiture programs.

EPS excluding charges is a non-GAAP measure and is described below.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a diversified manufacturing and service company.  Tyco is the world’s leading provider of both electronic security services and fire protection services; the world’s leading supplier of passive electronic components; a world leader in the medical products industry; and the world’s leading manufacturer of industrial valves and controls. Tyco also holds a strong leadership position in plastics and adhesives.  Tyco operates in more than 100 countries and had fiscal 2003 revenues from continuing operations of approximately $37 billion.

CONFERENCE CALL AND WEBCAST

The company will hold a conference call for investors today beginning at 8:30 a.m. EST.  The call can be accessed in three ways:

•         By telephone dial-in with the capability to participate in the question-and-answer portion of the call. The telephone dial-in number for participants in the United States is (888) 423-3281. The telephone dial-in number for participants outside the United States is (612) 326-1003. Due to capacity limitations on the part of our teleconference service provider, the number of lines available is limited. If these lines have reached the limit, investors will need to call the “listen-only” number provided below.

•         By telephone dial-in to participate in a “listen-only” mode. The telephone dial-in number for participants in the United States is (866) 254-5936. The telephone dial-in number for participants outside the United States is (612) 326-1016. The access code for all “listen-only” callers is 716126.  Investors who do not intend to ask questions should dial this number.

•         At the following website: http://investors.tyco.com/medialist.cfm. A replay of the call will be available through Feb. 13, 2004 at the same website.

An audio replay of the conference call is scheduled to be available at 3:30 p.m. Feb. 3, 2004 until 11:59 p.m. Feb. 10, 2004. The dial-in number for participants in the United States is (800) 475-6701. For participants outside the United States the dial-in number is (320) 365-3844. The replay access code for all callers is 716127.

NON-GAAP MEASURES

“EPS excluding charges,” “free cash flow” (FCF) and “organic revenue” are non-GAAP measures and should not be considered replacements for GAAP results.

The company has forecast its EPS results excluding restructuring and divestiture charges to give investors additional perspective on the underlying business results.  Because the company cannot predict the amount and timing of divestitures or restructuring and the associated charges or gains that will be taken, it is difficult to accurately include the impact of those items in the forecast.

The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non- GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and an investor to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. It is also a significant component in the company’s incentive compensation plans.  The difference reflects the impact from:

•       the sale of accounts receivable programs,

•       net capital expenditures,

•       construction of the Tyco Global Network (TGN),

•       acquisition of customer accounts (ADT dealer program),

•       cash paid for purchase accounting and holdback/earn-out liabilities and

•       dividends paid.

See the accompanying table to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

The impact from the sale of accounts receivable programs is added or subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  Capital expenditures, construction of the TGN, the ADT dealer program and dividends are subtracted because they represent long-term commitments. Cash paid for purchase accounting and holdback/earn-out liabilities is subtracted from Cash Flow from Operating Activities because these cash outflows are not available for general corporate uses.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management and the Board’s discretion to direct and that therefore may imply that there is less cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

        FCF as presented herein may not be comparable to similarly titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying table to this press release which shows all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.

“Organic revenue” is an important measure used by the company to measure the underlying results and trends in the business.  The difference between reported net revenue (the most comparable GAAP measure) and organic revenue (the non-GAAP measure) consists of the impact from foreign currency and acquisitions and divestitures.  Organic revenue is an important measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.  The limitation of this measure is that it excludes items that have an impact on the company’s revenue.  This limitation is best addressed by using organic revenue in combination with the GAAP numbers. See the accompanying table to this press release for the reconciliation presenting the components of Organic Growth.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results.  Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.  Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

###

Contacts:
Media:
David Polk, 609-720-4387

Investor Relations:
Ed Arditte, 609-720-4621
John Roselli, 609-720-4624

TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(Unaudited)

	For the Quarters Ended
	December 31,
	2003	2002

Net revenues	$9,700.7	$8,927.4
Cost of sales	6,226.0	5,732.0
Selling, general and administrative expenses	2,208.7	2,148.6
Restructuring and other charges (credits), net	5.3	(3.5)
Charges for the impairment of long-lived assets	23.1	—
Operating income	1,237.6	1,050.3
Other (expense) income, net	(7.7)	1.4
Interest expense, net	(239.4)	(263.2)
Income from continuing operations before income taxes and minority interest	990.5	788.5
Income taxes	(267.9)	(221.9)
Minority interest	(3.4)	(0.7)
Income from continuing operations	719.2	565.9
Income from discontinued operations of Tyco Capital, net of $0 tax	—	20.0
Net income	$719.2	$585.9

Basic income per common share:
Income from continuing operations	$0.36	$0.28
Income from discontinued operations of Tyco Capital, net of tax	—	0.01
Net income	0.36	0.29
Diluted income per common share:
Income from continuing operations	$0.34	$0.28
Income from discontinued operations of Tyco Capital, net of tax	—	0.01
Net income	0.34	0.29

Weighted-average number of common shares outstanding:
Basic	1,997.1	1,994.6
Diluted	2,210.8	2,000.4

Memo: — Income Reconciliation for Diluted EPS:
Income from continuing operations	$719.2	$565.9
Add back of interest expense for convertible debt	27.1	0.2
Income from continuing operations, giving effect to dilutive adjustments	746.3	566.1
Income from discontinued operations of Tyco Capital, net of tax	—	20.0
Net income, giving effect to dilutive adjustments	$746.3	$586.1

TYCO INTERNATIONAL LTD.

RESULTS OF SEGMENTS

(in millions, except per share data)

(Unaudited)

	For the Quarter Ended
	December 31,
	2003		2002
NET REVENUES
Fire and Security	$2,962.1		$2,759.3
Electronics	2,838.1		2,563.1
Healthcare	2,180.5		1,969.2
Engineered Products and Services	1,255.6		1,183.8
Plastics and Adhesives	459.7		450.6
Corporate and Other	4.7		1.4
Total Net Revenues	9,700.7		8,927.4

OPERATING INCOME
Fire and Security	251.6	8.5%	217.2	7.9%
Electronics	424.0	14.9%	322.8	12.6%
Healthcare	537.8	24.7%	443.1	22.5%
Engineered Products and Services	106.2	8.5%	121.0	10.2%
Plastics and Adhesives	10.7	2.3%	43.4	9.6%
	1,330.3		1,147.5
Less: Corporate and Other	(92.7)		(97.2)
Operating Income	1,237.6	12.8%	1,050.3	11.8%

Other (Expense) Income, Net	(7.7)		1.4
Interest Expense, Net	(239.4)		(263.2)
Income from Continuing Operations Before Taxes and Minority Interest	990.5		788.5

Income Taxes	(267.9)		(221.9)
Minority Interest	(3.4)		(0.7)
Income from continuing operations	719.2		565.9

Income from Discontinued Operations of Tyco Capital, Net of Tax	—		20.0
Net income	$719.2		$585.9

Basic income per common share:
Income from continuing operations	$0.36		$0.28
Income from discontinued operations of Tyco Capital, net of tax	—		0.01
Net income	0.36		0.29

Diluted income per common share:
Income from continuing operations	$0.34		$0.28
Income from discontinued operations of Tyco Capital, net of tax	—		0.01
Net income	0.34		0.29

Weighted-average number of common shares outstanding:
Basic	1,997.1		1,994.6
Diluted	2,210.8		2,000.4

Tyco International Ltd.

Condensed Consolidated Balance Sheets

(in millions)

	(Unaudited)
	December 31,	September 30,
	2003	2003

Current Assets:
Cash and cash equivalents	$2,764.6	$4,186.7
Restricted cash	86.9	141.8
Accounts receivable, net	6,135.5	5,714.8
Inventories	4,456.6	4,292.2
Deferred income taxes	780.2	855.2
Other current assets	2,111.1	2,048.8
Total current assets	16,334.9	17,239.5

Property, Plant and Equipment, Net	10,308.7	10,299.8
Goodwill	26,309.9	25,938.7
Intangible Assets, Net	5,755.9	5,790.0
Other Assets	4,092.0	4,277.0
Total Assets	$62,801.4	$63,545.0

Current Liabilities:
Loans payable and current maturities of long-term debt	$1,387.1	$2,718.4
Accounts payable	2,751.0	2,716.7
Accrued expenses and other current liabilities	3,921.2	3,999.1
Contracts in process — billings in excess of cost	344.2	327.6
Deferred revenue	823.1	810.5
Total current liabilities	9,226.6	10,572.3

Long-Term Debt	17,519.8	18,250.7
Other Long-Term Liabilities	8,110.7	8,239.7
Total Liabilities	34,857.1	37,062.7

Minority Interest	102.9	113.3

Shareholders’ Equity	27,841.4	26,369.0

Total Liabilities and Shareholders’ Equity	$62,801.4	$63,545.0

TYCO INTERNATIONAL LTD.

Debt Reconciliation

(in millions)

(Unaudited)

Total debt at September 30, 2003		$20,969.1
Less: cash and cash equivalents at September 30, 2003		4,186.7
Net debt balance at September 30, 2003		16,782.4
Less the following:
Operating cash flow	1,041.0
Purchase of property, plant and equipment, net	(207.8)
Dividends paid	(25.0)
Acquisition of customer accounts (ADT dealer programs)	(70.4)
Cash paid for purchase accounting and holdback/earn-out liabilities	(48.4)
Acquisition of businesses	(13.9)
Decrease in current and non-current restricted cash	212.4
Currency translation adjustments on debt	(222.9)
Other items	(24.9)
		640.1
Net debt balance at December 31, 2003		16,142.3
Plus: cash and cash equivalents at December 31, 2003		2,764.6
Total debt at December 31, 2003		$18,906.9

TYCO INTERNATIONAL LTD.

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	For the Quarters Ended
	December 31,
	2003	2002
Cash flows from operating activities:
Income from continuing operations	$719.2	$565.9
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Non-cash restructuring and other credits, net	(17.3)	—
Charges for the impairment of long-lived assets	23.1	—
Depreciation	376.5	360.4
Intangible assets amortization	175.4	168.9
Deferred income taxes	107.8	252.6
Provision for losses on accounts receivable and inventory	70.2	106.4
Debt and refinancing cost amortization	20.7	29.2
Loss on the early extinguishment of debt	4.9	—
Other non-cash items	20.7	15.8
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(163.4)	36.2
Decrease in sale of accounts receivable programs	(46.9)	(80.4)
Contracts in progress	7.5	(19.8)
Inventories	(63.8)	(139.0)
Other current assets	8.0	40.4
Accounts payable	(59.2)	(473.5)
Accrued expenses and other current liabilities	(185.3)	(184.9)
Income taxes	22.0	82.6
Deferred revenue	(17.6)	(52.0)
Other	38.5	67.5
Net cash provided by operating activities	1,041.0	776.3

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(207.8)	(304.8)
Construction of Tyco Global Network	—	(86.5)
Acquisition of businesses	(13.9)	(2.9)
Acquisition of customer accounts (ADT dealer program)	(70.4)	(194.6)
Cash paid for purchase accounting and holdback/earn-out liabilities	(48.4)	(111.8)
Disposal of businesses	0.7	3.6
Cash invested in short-term investments	(0.4)	(159.8)
Net (purchase) sale of long-term investments	(3.1)	42.2
Decrease (increase) in current and noncurrent restricted cash	212.4	(296.6)
Other	(8.1)	59.2
Net cash used in investing activities	(139.0)	(1,052.0)

Cash flows from financing activities:
Net repayments of debt	(2,336.1)	(153.9)
Dividends paid	(25.0)	(25.2)
Proceeds from exercise of options	10.2	1.9
Other	(11.5)	(2.1)
Net cash used in financing activities	(2,362.4)	(179.3)
Effect of currency translation on cash	38.3	—
Net decrease in cash and cash equivalents	(1,422.1)	(455.0)
Cash and cash equivalents at beginning of period	4,186.7	6,185.7

Cash and cash equivalents at end of period	$2,764.6	$5,730.7

RECONCILIATION TO “FREE CASH FLOW”:
Net cash provided by operating activities	$1,041.0	$776.3
Sale of accounts receivable programs	46.9	80.4
Purchases of property, plant and equipment, net	(207.8)	(304.8)
Construction of Tyco Global Network	—	(86.5)
Acquisition of customer accounts (ADT dealer program)	(70.4)	(194.6)
Cash paid for purchase accounting and holdback/earn-out liabilities	(48.4)	(111.8)
Dividends paid	(25.0)	(25.2)
FREE CASH FLOW	$736.3	$133.8

Free cash flow is a non-GAAP measure used by the Company to measure its ability to meet its future debt obligations and is also one component of measurement used in the Company’s compensation plans.

Tyco International Ltd.

Organic Revenue Reconciliation

For the Quarter Ended December 31, 2003

(in millions)

	Net Revenues for the					Net Revenues for the
	Quarter Ended	Foreign Currency		Organic Revenue		Quarter Ended
	December 31, 2002	Impact		Growth		December 31, 2003

Fire and Security	$2,759.3	$194.5	7.0%	$8.3	0.3%	$2,962.1	7.3%
Electronics	2,563.1	188.2	7.3%	86.8	3.4%	2,838.1	10.7%
Healthcare	1,969.2	95.3	4.8%	116.0	5.9%	2,180.5	10.7%
Engineered Products and Services	1,183.8	96.9	8.2%	(25.1)	(2.1%)	1,255.6	6.1%
Plastics and Adhesives	450.6	7.1	1.6%	2.0	0.4%	459.7	2.0%
Corporate and Other	1.4	—		3.3		4.7
Total Net Revenues	$8,927.4	$582.0	6.5%	$191.3	2.1%	$9,700.7	8.7%

Organic revenue is an important measure used by the Company to measure the underlying results and trends in the business. The difference between increases or decreases in reported revenue (the most comparable GAAP measure) and organic revenue (the non-GAAP measure) consists of the impact from foreign currency and acquisitions and divestitures.